NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of American Depositary Shares (Each representing seven Class D Shares) (the 'Securities') of Compania Anonima Nacional Telefonos de Venezuela (CANTV) (the 'Company') from listing and registration on the Exchange at the opening of business on June 28, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Exchange had previously halted trading in the Company’s Securities on Wednesday, May 9, 2007 awaiting the results of the tender offer in the United States launched by the Bolivarian Republic of Venezuela to purchase any and all outstanding American Depositary Shares, which expired on May 8, 2007. NYSE Regulation had determined that the Company is no longer suitable for continued listing in light of all the current circumstances. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' 2. The Exchange, on May 11, 2007, determined that the Securities should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by letter on May 11, 2007. 3. Pursuant to the above authorization, a press release was immediately issued and an announcement was made on the 'ticker' of the Exchange immediately and at the close of the trading session on May 11, 2007, of the suspension of trading in the Securities. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions these securities were suspended from trading on May 11, 2007.